Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
David Green	Chane Graziano	Bryce Chicoyne
President	CEO	CFO
dgreen@harvardbioscience.com	cgraziano@harvardbioscience.com	bchicoyne@harvardbioscience.com
Harvard Bioscience, Inc.

84 October Hill Road

Holliston, MA 01746
Tel: 508 893 8999
Fax: 508 429 8478

HBIO Reports Third Quarter Results

Holliston, MA, November 3, 2005 / - - Harvard Bioscience, Inc. (Nasdaq: HBIO), a global developer, manufacturer and marketer of a broad range of scientific instruments and apparatus used for drug discovery research, today reported financial highlights for the third quarter ended September 30, 2005.

During the third quarter, the Company announced plans to divest its Capital Equipment Business segment.  As result of the decision, the Company has classified the Capital Equipment Business segment as discontinued operations – held for sale.  Prior period financial results have been reclassified to conform with this presentation.  Any further financial information or earnings guidance provided in this press release will relate to our continuing business and will include corporate costs, unless otherwise stated.(1)

Our continuing business is a broad range of well-branded, relatively inexpensive life science products that have strong market positions within niche markets.  We sell these products primarily through catalogs, web sites and distributors. Through a combination of organic and acquisition growth we have grown these revenues at a five year compound annual growth rate of approximately 20%. It is a very profitable business with adjusted operating margins typically in the mid to high teens.

Revenues from our continuing operations for the three months ended September 30, 2005 were $17.2 million, an increase of 4.1% compared to revenues of $16.5 million for the same period in 2004.  Adjusted non-GAAP income from continuing operations was $1.6 million, or $0.05 per diluted share, for the three months ended September 30, 2005 compared to $1.5 million, or $0.05 per diluted share, for the same period in 2004.  Income from continuing operations, as measured under U.S. generally accepted accounting principles (“GAAP”), was $2.1 million, or $0.07 per diluted share, for the three months ended September 30, 2005 compared to $1.3 million, or $0.04 per diluted share, for the same period in 2004.

(1)  See Exhibit 5 for a breakout of financial information between our continuing Apparatus and Instrumentation business and Corporate.

Revenues from our continuing operations for the nine months ended September 30, 2005 were $49.6 million, an increase of 4.8% compared to revenues of $47.3 million for the same period in 2004. Adjusted non-GAAP income from continuing operations was $4.2 million, or $0.14 per diluted share, for the nine months ended September 30, 2005 compared to $4.5 million, or $0.15 per diluted share, for same period in 2004.  Income from continuing operations, as measured under GAAP, was $0.8 million, or $0.02 per diluted share, for the nine months ended September 30, 2005 compared to $3.5 million, or $0.11 per diluted share, for same period in 2004.  Included in the GAAP income from continuing operations for the nine months ended September 30, 2005, was a net valuation allowance of $3.5 million on certain deferred tax assets which was recorded during the second quarter of 2005.

“We are pleased with the growth in revenues, gross margin, and adjusted operating profits we reported during the quarter.  The increase in demand for our core physiology products such as pumps and respiration equipment, particularly in Europe, has been a major contributor to our success.  Additionally, our spectrophotometer product lines have shown double digit growth for the second quarter in a row”, said Chane Graziano, CEO of Harvard Bioscience.

Mr. Graziano continued, “We are beginning to see the benefits of the investments we made in marketing during the fourth quarter of 2004 to improve our website, strengthen our direct marketing and expand our international distribution channels.”

“Based on the trends we have seen emerging in our core business during the first three quarters of 2005, we are increasing our fourth quarter adjusted earnings per diluted share guidance, which includes corporate costs and excludes amortization of intangible assets, upward from $0.04 to a range of $0.05 - $0.06 and are confirming our original revenue guidance which ranges from $17.0 million to $18.0 million.”

Operating Results for Continuing Operations

Three months ended September 30, 2005 compared to three months ended September 30, 2004:

Revenues increased $0.7 million, or 4.1%, to $17.2 million for the three months ended September 30, 2005 compared to $16.5 million for the same period in 2004.  Revenues increased in the Harvard Apparatus business approximately $0.4 million across various product lines and approximately $0.5 million in the Biochrom business.  Offsetting the increase in revenues for the third quarter of 2005 was a negative foreign exchange impact on sales denominated in foreign currencies of approximately $0.2 million, or 1%.

Cost of product revenues were $8.7 million for the three months ended September 30, 2005 and 2004, respectively.  Gross profit as a percentage of revenues increased to 49.5% for the three months ended September 30, 2005 compared with 47.3% for the same period in 2004.  The increase in gross margin percentage was mainly due to increased sales volumes, varying product mix and a decrease in certain fixed costs.

Sales and marketing expenses increased $0.1 million, or 6.6%, to $1.9 million for the three months ended September 30, 2005 from $1.8 million for the three months ended September 30, 2004.

General and administrative expenses for the third quarter of 2005 increased $0.5 million, or 17.4%, to $3.2 million compared to $2.7 million for the three months ended September 30, 2004.   The increase in general and administrative expense is primarily due to increased costs associated with Sarbanes-Oxley compliance.

Research and development expenses decreased $0.1 million, or 13.9%, to $0.7 million for the third quarter ended September 30, 2005, compared to $0.8 million in the same period of 2004.

Nine months ended September 30, 2005 compared to nine months ended September 30, 2004:

Revenues increased $2.3 million, or 4.8%, to $49.6 million for the nine months ended September 30, 2005 compared to $47.3 million for the same period in 2004.  The increase in revenues of approximately $2.3 million was primarily due to sales at Biochrom which grew by approximately $1.1 million and the incremental impact of our 2004 acquisition of KD Scientific of $1.0 million. Also contributing to the increase in revenues for the nine months ended September 30, 2005 was a positive foreign exchange impact on sales denominated in foreign currencies of approximately $0.2 million, or less than 1%.

Cost of product revenues increased $1.0 million, or 4.1%, to $25.4 million for the nine months ended September 30, 2005 compared to $24.4 million for the same period in 2004.  The increase in cost of product revenues is directly attributed to the increase in revenues described above.  Gross profit as a percentage of revenue increased to 48.7% for the nine months ended September 30, 2005 compared with 48.3% for the same period in 2004.

Sales and marketing expenses increased $0.6 million, or 9.4%, to $6.0 million for the nine months ended September 30, 2005 from $5.4 million for the nine months ended September 30, 2004.   The increase in sales and marketing expenses is primarily due to increased investment in direct marketing at our Harvard Apparatus business and expanding distribution channels at our Biochrom business.

General and administrative expenses, including restructuring costs, increased $1.5 million, or 19.3%, to $9.3 million for the nine months ended September 30, 2005 compared to $7.8 million for the nine months ended September 30, 2004.   The increase in general and administrative expense is primarily due to costs associated with Sarbanes-Oxley compliance, our acquisition of KD Scientific and $0.3 million of restructuring expenses for the realignment of personnel at our Biochrom, Scie-Plas and Hoefer subsidiaries.

Research and development expenses increased $0.2 million, or 6.8%, to $2.3 million for the nine months ended September 30, 2005 compared to $2.1 million for the nine months ended September 30, 2004.

Balance Sheet

The Company ended the quarter with cash and cash equivalents of $11.3 million, a decrease of approximately $2.6 million since December 31, 2004.  The Company ended the third quarter of 2005 with approximately $14.5 million compared to $16.5 million at December 2004 drawn against its $20 million credit facility.  Total payments made on the revolving credit facility during 2005 were approximately $2.0 million, of which $0.7 million were made during the third quarter.

Accounts receivable were $10.0 million and inventory was $9.7 million as of September 30, 2005.  Outstanding days of sales in the third quarter were 54 days for the three months ended September 30, 2005 compared to 53 days for the same period of 2004.  Inventory turns were 3.5 times at September 30, 2005 and 2004, respectively.  Both of the comparative periods exclude the Capital Equipment Business which is classified as discontinued operations.

As previously announced, management will host a conference call to address third quarter results which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site.  The conference call will begin at 5:30 p.m. Eastern Time on Thursday, November 3, 2005.  To listen to the conference call, log on to our website at: www.harvardbioscience.com, click on the Earnings Call icon.  Any material financial and other statistical information presented on the call which is not included in our earnings release, as well as our earnings release, is available on our website by clicking on the Press Releases button.  If you are unable to listen to the live web cast, the call, this press release and any related financial or statistical information will be archived on our web site by clicking on the Press Releases button or Earnings Call icon, as appropriate.  The live conference call can also be accessed by dialing 866-383-7998 and referencing the pass code of “64048018”.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted statements of income, adjusted income from continuing operations and adjusted earnings per diluted share.  We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business.   For the periods presented, these non-GAAP financial measures have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business including amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, restructuring expenses(2) and stock compensation expense, all net of tax.  This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company.  In particular, we believe that the presentation of a non-GAAP adjusted consolidated statement of income, including a number of adjusted line items, provides investors with a clearer understanding of the full effect of the adjustments that we make to our GAAP net income in order to derive our non-GAAP adjusted net income and net income per share.  Tabular reconciliations of our non-GAAP net income (loss) for the three and nine months ended September 30, 2005 and 2004 to the comparable GAAP financial information is included below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

(2)  The Company has historically only excluded restructuring expenses for recently acquired Companies.  In this press release and in future releases, we will exclude from non- GAAP measures all restructuring expenses that meet the criteria of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities.  Prior period information has been reclassified to conform to current presentation.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to accelerate drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories.  HBIO sells its products to thousands of researchers in approximately 100 countries through its direct sales force, an 1,100-page catalog, various specialty catalogs and through its distributors, including GE Healthcare (formerly Amersham Biosciences), Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Austria and Belgium with sales facilities in France and Canada.

This press release contains and our conference call may contain forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s inability to complete the divestiture of its Capital Equipment Business segment on attractive terms, the potential loss of business at the Company’s Capital Equipment Business segment relating to the Company’s decision to divest this business, unanticipated costs or expenses related to the divestiture of the Capital Equipment Business segment, the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies, unanticipated costs relating to acquisitions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, overall economic trends, the timing of our customers’ capital equipment purchases and the seasonal nature of purchasing in Europe, our potential misinterpretation of trends of our capital equipment product lines due to the cyclical nature of this market, economic, political and other risks associated with international revenues and operations, additional costs of complying recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others’ intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, impact of any impairment of our goodwill or intangible assets, and our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, plus factors described under the heading “Item 2.

Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 or described in the Company’s other public filings.  The Company’s results may also be affected by factors of which the Company is not currently aware.  The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066.  Press releases may be found on our web site, http://www.harvardbioscience.com.

Exhibit 1

HARVARD BIOSCIENCE, INC.

Selected Consolidated Balance Sheet Information

(Unaudited, in thousands)

	September 30, 2005	December 31, 2004

Assets

Cash and cash equivalents	$11,271	$13,867
Trade receivables	10,039	18,519
Inventories	9,739	25,465
Property, plant and equipment	4,152	7,143
Goodwill and other intangibles	32,961	69,938
Other assets	3,172	4,949
Assets of discontinued operations - held for sale	35,483	—
Total assets	$106,817	$139,881

Liabilities and Stockholder’s Equity

Current liabilities - continuing operations	$9,905	$16,064
Current liabilities - discontinued operations	6,647	—
Total current liabilities	16,552	16,064
Total liabilities	32,240	35,524
Stockholders’ equity	74,577	104,357
Total liabilities and stockholders’ equity	$106,817	$139,881

Exhibit 2

HARVARD BIOSCIENCE, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Revenues	$17,179	$16,506	$49,591	$47,318
Cost of product revenues	8,674	8,702	25,434	24,440
Gross profit	8,505	7,804	24,157	22,878

Sales and marketing expenses	1,865	1,750	5,956	5,443
General and administrative expenses	3,167	2,698	8,975	7,775
Research and development expenses	676	785	2,250	2,106
Restructuring expenses	—	—	302	—
Amortization of intangible assets	413	142	1,255	1,165
Total operating expenses	6,121	5,375	18,738	16,489

Operating income	2,384	2,429	5,419	6,389

Other income (expense):
Foreign currency	(22)	25	(87)	8
Interest expense	(226)	(211)	(673)	(576)
Interest income	52	44	152	114
Other, net	(38)	(23)	(18)	(119)
Other income (expense), net	(234)	(165)	(626)	(573)

Income from continuing operations before income taxes	2,150	2,264	4,793	5,816
Income taxes	60	923	4,034	2,332
Income from continuing operations	2,090	1,341	759	3,484
Discontinued operations, net of tax	(1,429)	(384)	(27,275)	(2,280)
Net income (loss)	$661	$957	$(26,516)	$1,204

Income (loss) per share:
Basic earnings per common share from continuing operations	$0.07	$0.04	$0.02	$0.12
Discontinued operations	(0.05)	(0.01)	(0.90)	(0.08)
Basic earnings (loss) per common share	$0.02	$0.03	$(0.87)	$0.04

Diluted earnings per common share from continuing operations	$0.07	$0.04	$0.02	$0.11
Discontinued operations	(0.05)	(0.01)	(0.89)	(0.07)
Diluted earnings (loss) per common share	$0.02	$0.03	$(0.86)	$0.04

Weighted average common shares:
Basic	30,461	30,313	30,436	30,240
Diluted	30,661	30,831	30,754	31,187

Exhibit 3

HARVARD BIOSCIENCE, INC.

Non-GAAP Adjusted Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three months ended September 30, 2005			Three months ended September 30, 2004
	US GAAP Results	Adjustments (B)	Adjusted Results (A)	US GAAP Results	Adjustments (C)	Adjusted Results (A)

Revenues	$17,179	$—	$17,179	$16,506	$—	$16,506
Cost of product revenues	8,674	—	8,674	8,702	(18)	8,684
Gross profit	8,505	—	8,505	7,804	18	7,822
Sales and marketing expenses	1,865	—	1,865	1,750	—	1,750
General and administrative expenses	3,167	—	3,167	2,698	(1)	2,697
Research and development expenses	676	—	676	785	—	785
Restructuring expenses	—	—	—	—	—	—
Amortization of intangible assets	413	(413)	—	142	(142)	—
Total operating expenses	6,121	(413)	5,708	5,375	(143)	5,232

Operating income	2,384	413	2,797	2,429	161	2,590

Other income (expense):
Foreign currency	(22)	—	(22)	25	—	25
Interest expense	(226)	—	(226)	(211)	—	(211)
Interest income	52	—	52	44	—	44
Other, net	(38)	—	(38)	(23)	—	(23)
Other income (expense), net	(234)	—	(234)	(165)	—	(165)

Income from continuing operations before income taxes	2,150	413	2,563	2,264	161	2,425
Income taxes	60	872	932	923	16	939
Income from continuing operations	2,090	(459)	1,631	1,341	145	1,486
Discontinued operations, net of tax	(1,429)	1,429	—	(384)	384	—
Net income	$661	$970	$1,631	$957	$529	$1,486

Income (loss) per share:
Basic earnings per common share from continuing operations	$0.07		$0.05	$0.04		$0.05
Discontinued operations	(0.05)		—	(0.01)		—
Basic earnings per common share	$0.02		$0.05	$0.03		$0.05

Diluted earnings per common share from continuing operations	$0.07		$0.05	$0.04		$0.05
Discontinued operations	(0.05)		—	(0.01)		—
Diluted earnings per common share	$0.02		$0.05	$0.03		$0.05

Weighted average common shares:
Basic	30,461		30,461	30,313		30,313
Diluted	30,661		30,661	30,831		30,831

(A)      These Adjusted Consolidated Statements of Income are for informational purposes only and are not in accordance with US generally accepted accounting principles (GAAP).

(B)        For 2005, reflects the impact of amortization of intangibles and the related tax adjustments. It also includes adjustments to income taxes to exclude the tax benefits of separating our business into continuing and discontinued operations.

(C)        For 2004, reflects the impact of amortization of intangibles, fair value adjustments to inventory, stock compensation expense and the related tax adjustments.

Exhibit 4

	Nine months ended September 30, 2005			Nine months ended September 30, 2004
	US GAAP Results	Adjustments (B)	Adjusted Results (A)	US GAAP Results	Adjustments (C)	Adjusted Results (A)

Revenues	$49,591	$—	$49,591	$47,318	$—	$47,318
Cost of product revenues	25,434	—	25,434	24,440	(314)	24,126
Gross profit	24,157	—	24,157	22,878	314	23,192
Sales and marketing expenses	5,956	—	5,956	5,443	(2)	5,441
General and administrative expenses	8,975	—	8,975	7,775	(9)	7,766
Research and development expenses	2,250	—	2,250	2,106	—	2,106
Restructuring expenses	302	(302)	—	—	—	—
Amortization of intangible assets	1,255	(1,255)	—	1,165	(1,165)	—
Total operating expenses	18,738	(1,557)	17,181	16,489	(1,176)	15,313

Operating income	5,419	1,557	6,976	6,389	1,490	7,879

Other income (expense):
Foreign currency	(87)	—	(87)	8	—	8
Interest expense	(673)	—	(673)	(576)	—	(576)
Interest income	152	—	152	114	—	114
Other, net	(18)	—	(18)	(119)	—	(119)
Other income (expense), net	(626)	—	(626)	(573)	—	(573)

Income from continuing operations before income taxes	4,793	1,557	6,350	5,816	1,490	7,306
Income taxes	4,034	(1,866)	2,168	2,332	427	2,759
Income from continuing operations	759	3,423	4,182	3,484	1,063	4,547
Discontinued operations, net of tax	(27,275)	27,275	—	(2,280)	2,280	—
Net income (loss)	$(26,516)	$30,698	$4,182	$1,204	$3,343	$4,547

Income (loss) per share:
Basic earnings per common share from continuing operations	$0.02		$0.14	$0.12		$0.15
Discontinued operations	(0.90)		—	(0.08)		—
Basic earnings (loss) per common share	$(0.87)		$0.14	$0.04		$0.15

Diluted earnings per common share from continuing operations	$0.02		$0.14	$0.11		$0.15
Discontinued operations	(0.89)		—	(0.07)		—
Diluted earnings (loss) per common share	$(0.86)		$0.14	$0.04		$0.15

Weighted average common shares:
Basic	30,436		30,436	30,240		30,240
Diluted	30,754		30,754	31,187		31,187

(A)      These Adjusted Consolidated Statements of Income are for informational purposes only and are not in accordance with US generally accepted accounting principles (GAAP).

(B)        For 2005, reflects the impact of restructuring expenses, amortization of intangibles and the related tax adjustments. It also includes adjustments to income taxes to exclude the tax expense of separating our business into continuing and discontinued operations.

(C)        For 2004, reflects the impact of amortization of intangibles, fair value adjustments to inventory, stock compensation expense and the related tax adjustments.

Exhibit 5

(in thousands)	Apparatus and Instrumentation	Corporate	Total
Three months ended September 30, 2005

Revenues	17,179	—	17,179
Cost of product revenues	8,674	—	8,674
Sales and marketing expenses	1,865	—	1,865
General and administrative expenses	1,888	1,279	3,167
Research and development expenses	676	—	676
Amortization of intangible assets	413	—	413
Operating income (loss)	3,663	(1,279)	2,384
Other income (expense), net	(87)	(147)	(234)

Three months ended September 30, 2004

Revenues	16,506	—	16,506
Cost of product revenues	8,702	—	8,702
Sales and marketing expenses	1,750	—	1,750
General and administrative expenses	1,763	935	2,698
Research and development expenses	785	—	785
Amortization of intangible assets	142	—	142
Operating income (loss)	3,364	(935)	2,429
Other income (expense), net	(81)	(84)	(165)

(in thousands)	Apparatus and Instrumentation	Corporate	Total
Nine months ended September 30, 2005

Revenues	49,591	—	49,591
Cost of product revenues	25,434	—	25,434
Sales and marketing expenses	5,956	—	5,956
General and administrative expenses	5,442	3,633	9,075
Research and development expenses	2,250	—	2,250
Restructuring expenses	302	—	302
Amortization of intangible assets	1,255	—	1,255
Operating income (loss)	8,952	(3,633)	5,319
Other income (expense), net	(259)	(367)	(626)

Nine months ended September 30, 2004

Revenues	47,318	—	47,318
Cost of product revenues	24,440	—	24,440
Sales and marketing expenses	5,443	—	5,443
General and administrative expenses	5,012	2,763	7,775
Research and development expenses	2,106	—	2,106
Restructuring expenses	—	—	—
Amortization of intangible assets	1,165	—	1,165
Operating income (loss)	9,152	(2,763)	6,389
Other income (expense), net	(327)	(246)	(573)